Exhibit 10.2
Subsidiaries of the Company

State or Other Jurisdiction of
Name of Subsidiary	Incorporation or Organization
Idenix (Massachusetts) Inc.	Massachusetts
Idenix Pharmaceuticals S.r.l.*	Italy
Idenix (Cayman) Limited	Cayman Islands
Idenix SARL**	France

*	Wholly-owned by Idenix SARL

**	Wholly-owned by Idenix (Cayman) Limited